September 06, 2016      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL COMPLETES ACQUISITION OF
DEUTSCHE BANK WEALTH MANAGEMENT’S US PRIVATE CLIENT SERVICES UNIT,
“ALEX. BROWN”

ST. PETERSBURG, Fla. - Raymond James Financial (NYSE: RJF) announced today that it has completed its acquisition of Deutsche Bank Wealth Management’s U.S. Private Client Services Unit and its conversion and rebranding to Alex. Brown, a division of Raymond James.
“This combination continues our focus on strategic additions to augment consistent organic growth while also complementing our core private wealth business in geographic areas targeted for expansion,” said Raymond James CEO Paul Reilly. “That such a large percentage of legacy advisors agreed to join Raymond James as part of this agreement speaks highly of our values-oriented culture and the sophistication of our offerings.”
Raymond James previously announced that 193 advisors, or more than 90 percent of Deutsche Bank Wealth Management’s advisors pre-transaction, are joining Alex. Brown in 16 branch locations concentrated in the Northeast and West Coast.
“Raymond James’ client-first, advisor-centric culture combined with highly regarded professionals, industry-leading advisor technology and a full array of investment products creates a unique offering in the financial services industry,” said Dennis Zank, chief operating officer for Raymond James. “We’re pleased to welcome our new Alex. Brown colleagues to the firm as the latest example of our success in attracting and retaining the industry’s top advisors.”
Alex. Brown is led by Haig Ariyan, the unit’s new president who formerly served as co-head of Deutsche Bank Wealth Management Americas. He reports to Zank and will work closely with Raymond James & Associates President Tash Elwyn.
“We are particularly proud to be taking on the Alex. Brown brand, originally founded as the nation’s first investment bank more than 200 years ago,” Ariyan said. “There is deep affinity among our advisors, who understand Alex. Brown’s important role in the growth and prosperity of American companies and municipalities, and its reputation for serving the needs of ultra-high-net-worth clients and institutional investors.”
In support of Alex. Brown advisors’ specialization in serving sophisticated individuals and institutions, Deutsche Bank and Raymond James entered into a strategic distribution arrangement whereby Alex. Brown advisors will continue to partner with Deutsche Bank for equity new issue securities for seven years. Raymond James gains access to new alternative investments and other sophisticated investment solutions, allowing the firm to continue to expand its offerings to existing and future ultra-high-net-worth clients.
For more information about Alex. Brown, including branch locations, visit alex-brown.com.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,800 financial advisors serving in excess of 2.8 million client accounts in more than 2,800 locations throughout the United States, Canada and overseas. Total client assets are approximately $548 billion as of July 31, 2016. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.